Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Carousso

(914) 595-8218

VISANT CORPORATION ANNOUNCES 2013 FIRST QUARTER RESULTS

ARMONK, NY, May 13, 2013 — VISANT CORPORATION today announced results for its first fiscal quarter ended March 30, 2013, including consolidated net sales of $244.9 million, compared to $258.8 million for its first fiscal quarter ended March 31, 2012, a decrease of approximately 5.4%. Visant reported a consolidated net loss of $14.9 million for the first quarter of 2013 compared to a net loss of $10.1 million for the first quarter of 2012. Visant’s consolidated Adjusted EBITDA (defined in the accompanying summary of financial data) was $48.0 million for the first fiscal quarter of 2013, a decrease of $2.2 million compared to consolidated Adjusted EBITDA of $50.2 million for the first fiscal quarter of 2012.

Net sales for the Scholastic segment were $145.6 million, a decrease of 6.3%, compared to $155.4 million for the first fiscal quarter of 2012. This decrease was primarily attributable to lower volume in our announcement products and lower jewelry volume driven in part by less revenues from professional championship ring deliveries in the first fiscal quarter of 2013 compared to the first fiscal quarter of 2012.

Net sales for the Memory Book segment were $5.6 million compared to $5.5 million for the first fiscal quarter of 2012. This slight increase was primarily attributable to a minor shift in the timing of shipments into the first quarter of 2013 from the second fiscal quarter of 2013.

Net sales for the Marketing and Publishing Services segment decreased $4.0 million, or 4.1%, to $93.9 million from $97.9 million for the first fiscal quarter of 2012. This decrease was primarily attributable to lower volume in our publishing services and sampling operations.

Adjusted EBITDA for the Scholastic segment increased $0.6 million to $34.6 million for the first fiscal quarter of 2013 from $34.0 million for the first fiscal quarter of 2012. This increase was primarily due to lower overall costs, including lower selling and administrative expenses, precious metal costs and pension expense in the first fiscal quarter of 2013 compared to the first fiscal quarter of 2012.

Adjusted EBITDA for the Memory Book segment was a loss of $5.1 million, reflecting an increase of $2.2 million compared to a loss of $7.3 million for the first fiscal quarter of 2012. This increase was primarily due to the impact of cost reduction initiatives and lower pension expense in the first fiscal quarter of 2013 compared to the first fiscal quarter of 2012.

The Marketing and Publishing Services segment reported Adjusted EBITDA of $18.6 million for the first fiscal quarter of 2013 compared to $23.5 million for the first fiscal quarter of 2012. This decrease was primarily due to lower volume in our publishing services and sampling operations, and to a lesser extent, lower prices in our direct mail operations.

Consolidated Indebtedness

As of March 30, 2013, Visant’s consolidated debt, comprised of the outstanding indebtedness under its senior secured credit facilities and its 10.00% senior notes due 2017, was $1,887.3 million, including $10.3 million of capital lease and equipment financing obligations and exclusive of original issue discount of $14.5 million related to the term loan under the senior secured credit facilities. Visant’s cash position as of March 30, 2013 totaled $78.4 million.

The company accrued approximately $51.5 million of interest under its senior notes and senior secured credit facilities as of March 30, 2013. This amount was paid on the next business day, April 1, 2013.

Visant has provided a reconciliation of net income to Adjusted EBITDA and EBITDA to Adjusted EBITDA in the accompanying summary of financial data.

Supplemental data has also been provided for Visant’s three segments: Scholastic, Memory Book and Marketing and Publishing Services.

CONFERENCE CALL

The company’s regular quarterly conference call concerning the 2013 first quarter results will be webcast live today at 10:00 a.m. Eastern Time on the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance, cosmetic and personal care sampling and packaging, and educational and trade publishing segments.

The company has three reportable segments:

Scholastic - provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions.

Memory Book - provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events.

Marketing and Publishing Services - provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems and packaging, primarily for the fragrance, cosmetic and personal care segments, and provides innovative products and related services to the direct marketing sector. The group also produces book components primarily for the educational and trade publishing segments.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements including, without limitation, statements concerning our operations, our economic performance and financial condition. Forward-looking statements are not historical facts, but rather predictions and generally can be identified by use of statements that include such words as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions that are intended to identify forward-looking statements and information. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 29, 2012.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements: our substantial indebtedness and our ability to service the indebtedness; our inability to implement our business strategy in a timely and effective manner; global market and economic conditions; levels of customers’ advertising and marketing spending, including as may be impacted by economic factors and general market conditions; competition from other companies; fluctuations in raw material prices; our reliance on a limited number of suppliers; the seasonality of our businesses; developments in technology and related changes in consumer behavior; the loss of significant customers or customer relationships; Jostens’ reliance on independent sales representatives; our reliance on numerous complex information systems and associated security risks; the amount of capital expenditures required at our businesses; the reliance of our businesses on limited production facilities; actions taken by the U.S. Postal Service and changes in postal standards and their effect on our marketing services business, including as such changes may impact competition for our sampling systems; labor disturbances; environmental obligations and liabilities; adverse outcome of pending or threatened litigation; the enforcement of intellectual property rights; the impact of changes in applicable law and regulations, including tax legislation; the application of privacy laws and other related obligations and liabilities for our business; the textbook adoption cycle and levels of government funding for education spending; risks associated with doing business outside the United States; control by our stockholders; changes in market value of the securities held in our pension plans; and our dependence on members of senior management.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this release may not in fact occur. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law. Comparisons of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

The information presented in this release contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical consolidated financial statements. The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends, and the covenants in its debt agreements are tied to these measures. The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
In thousands	March 30, 2013	March 31, 2012
Net sales	$244,936	$258,803
Cost of products sold	120,892	126,619

Gross profit	124,044	132,184
Selling and administrative expenses	110,097	110,938
Loss (gain) on disposal of fixed assets	23	(1,838)
Special charges (1)	857	1,490

Operating income	13,067	21,594
Interest expense, net	39,380	39,476

Loss before income taxes	(26,313)	(17,882)
Benefit from income taxes	(11,378)	(7,745)

Net loss	$(14,935)	$(10,137)

Adjusted EBITDA (2)	$48,017	$50,200

Adjusted EBITDA Reconciliation:

In thousands
Net loss	$(14,935)	$(10,137)
Interest expense, net	39,380	39,476
Benefit from income taxes	(11,378)	(7,745)
Depreciation and amortization expense	26,155	25,998

EBITDA	39,222	47,592

Special charges (1)	857	1,490
Loss (gain) on disposal of fixed assets	23	(1,838)
Stock-based compensation (3)	(128)	107
Non-recurring employment-related expenses (4)	5,929	—
Other (5)	2,114	2,849

Adjusted EBITDA (2)	$48,017	$50,200

(1)	Special charges for the first fiscal quarter ended March 30, 2013 included $0.4 million, $0.3 million and $0.2 million of severance and related benefits associated with reductions in force in the Memory Book, Scholastic and Marketing and Publishing Services segments, respectively.

Special charges for the first fiscal quarter ended March 31, 2012 included $1.5 million of costs in the Marketing and Publishing Services segment, consisting of $1.3 million of severance and related benefits associated with reductions in force and approximately $0.2 million of non-cash asset related impairment charges.

(2)

Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indenture governing our outstanding 10.00% senior notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratio contained in the indenture governing the senior notes would prohibit Visant and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

(3)	Reflects amounts included in selling and administrative expenses in connection with the recognition by Visant Corporation of stock-based compensation expense.

(4)	Reflects amounts included in selling and administrative expenses for non-recurring employment expenses related to certain executive transitions.

(5)	Other charges for the quarter ended March 30, 2013 included $0.7 million of costs related to the relocation of certain manufacturing equipment and consolidation of certain facilities in the Memory Book segment, $0.9 million of management fees and $0.4 million of other costs that are non-recurring in nature.

Other charges for the quarter ended March 31, 2012 included $1.1 million and $0.3 million of costs related to the relocation of certain manufacturing equipment and facility consolidation in connection with the closure of certain facilities in the Marketing and Publishing Services segment and the Memory Book segment, respectively. Also included were $0.9 million of management fees, $0.1 million of consulting fees and $0.4 million of other costs that are non-recurring in nature.

VISANT CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA (UNAUDITED)

	Three months ended
In thousands	March 30, 2013	March 31, 2012	$ Change	% Change
Net sales
Scholastic	$145,574	$155,401	$(9,827)	(6.3%)
Memory Book	5,634	5,523	111	2.0%
Marketing and Publishing Services	93,892	97,891	(3,999)	(4.1%)
Inter-segment eliminations	(164)	(12)	(152)	NM

	$244,936	$258,803	$(13,867)	(5.4%)

Adjusted EBITDA
Scholastic	$34,558	$34,017	$541	1.6%
Memory Book	(5,099)	(7,343)	2,244	30.6%
Marketing and Publishing Services	18,558	23,526	(4,968)	(21.1%)

	$48,017	$50,200	$(2,183)	(4.3%)

Adjusted EBITDA margin	19.6%	19.4%

NM = not meaningful